EXHIBIT 99.2

Disability Access Corporation Announces Additional $530,000 In New Contract and Inspection Orders.

LAS VEGAS, Nevada – August 12, 2009 – Disability Access Corporation (Pink Sheets: DBYC), a subsidiary of PTS, Inc. (OTCBB:PTSH), announced today that Disability Access Consultants, Inc.(DAC), a wholly owned subsidiary of Disability Access Corporation, has signed a $380,000 contract with a new client Sacramento City Unified School District. Separately DAC has received commitments to inspect over 110 additional quick service restaurants as a part of its multi-year contract with one of its long standing clients (estimated revenue for these quick service restaurant inspections will likely exceed $150,000).

Barbara Thorpe, DAC’s President, commenting on these recently announced agreements and other pending agreements stated, “Though we have accepted a number of agreements recently, we still have a number of large pending agreements under negotiation.  Also due to the demands for our services we are in the final stages of planning with regards to establishing a subscription program for the third party use of our software.  If we go forward with this model we would have a fee plus percentage of gross revenue participation agreement with our subscribers which would be highly incremental and the ultimate benefit of our company.  The challenge we currently have, is probably the best type of challenge to have, which is that demand for our services currently exceeds our capacity, so accordingly we are continuing to evolve new processes and methods to capitalize on our growth and revenue opportunities.”

About Disability Access Consultants, Inc. (DAC)

Disability Access Consultants, Inc., (DAC) a wholly own subsidiary of Disability Access Corporation (Pink Sheets: DBYC) conducts facility inspections, policy reviews and program analyses in addition to a comprehensive continuum of other compliance services. Over 54 million people in the US have a disability, a number equal to 20% of the population.  The Americans with Disabilities Act of 1990 requires all organizational entities, public or private, with more than 15 employees, to provide equal access for individuals with disabilities. It’s estimated that there are more than seven million sites at risk across the United States.  Please visit: www.adaconsultants.com.

Safe Harbor Statement:

Except for historical information contained herein, the statements in this news release are forward-looking statements that involve risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the company's actual results in the future periods to differ materially from forecasted results.

SOURCE:  PTS, Inc.

CONTACT:

Patrick Donahoo, 702-882-3999

ptsinc.ir@gmail.com